EXHIBIT 5.1

Giordano, Halleran & Ciesla, P.C.

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

February 25, 2016

Jensyn Acquisition Corp.

800 West Main Street, Suite 204

Freehold, New Jersey 07728

Re:	Jensyn Acquisition Corp.

Registration Statement on Form S-1

(File Number 333-208159)

Ladies and Gentlemen:

We have acted as counsel to Jensyn Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-1, as amended (File Number 333-208159) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to an underwritten public offering by the Company of up to 4,600,000 Units of the Company (the “Units”) (including up to 600,000 Units subject to the Underwriters’ (as defined below) over-allotment option), each Unit consisting of:

(i)	one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and the shares of Common Stock underlying the Units, the “Shares”), for an aggregate of up to 4,600,000 Shares (including up to 600,000 Shares included in the Units subject to the Underwriters’ over-allotment option),

(ii)	one right (a “Right”) to receive one-tenth (1/10) of a share of Common Stock (the shares of Common Stock underlying the Rights, the “Rights Shares”) automatically on the consummation of a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination involving the Company and one or more businesses or entities (a “Business Combination”), for an aggregate of up to 4,600,000 Rights (including up to 600,000 Rights included in the Units subject to the Underwriters’ over-allotment option) to be issued under a Rights Agreement (the “Rights Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Rights Agent, and

(iii)	one warrant (a “Warrant”), with each Warrant entitling the holder to purchase one-half of one share of Common Stock (each a “Warrant Share”), for an aggregate of up to 4,600,000 Warrants (including up to 600,000 Warrants included in the Units subject to the Underwriters’ over-allotment option) to be issued under a Warrant Agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Chardan Capital Markets, LLC, as representative of the underwriters named therein (the “Underwriters”).

Giordano, Halleran & Ciesla

A Professional Corporation

Attorneys-At-Law

Jensyn Acquisition Corp.

February 25, 2016

The Underwriting Agreement also provides for the sale to Chardan Capital Markets of an option (the “Unit Option”) to purchase up to 400,000 units (the “Option Units”), with each Option Unit consisting of one (1) share of Common Stock (the “Option Shares”), (b) one right (an “ Option Right”) to receive one-tenth (1/10) of a share of Common Stock automatically upon the consummation of a Business Combination (the shares of Common Stock underlying the Option Rights, the “Option Rights Shares”) and (c) one warrant (an “Option Warrant”), with each Option Warrant entitling the holder to purchase one-half of one share of Common Stock (each an “Option Warrant Share”) to be issued under the Warrant Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies. We have also assumed that upon sale and delivery of the Units, the Shares, the Rights, the Rights Shares, the Warrants, the Warrant Shares, the Unit Option, the Option Units, the Option Shares, the Option Rights, the Option Rights Shares, the Option Warrants and Option Warrant Shares, the certificates and agreements representing such securities will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent, as applicable, and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of such securities in uncertificated form will have been duly made in the register of the Company.

We have also assumed for purposes of this opinion that each of the Rights Agent and the Warrant Agent have the requisite organizational and legal power and authority to perform its obligations under the Rights Agreement and the Warrant Agreement, as the case may be, and that each of the Rights Agreement and the Warrant Agreement has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the Rights Agent and the Warrant Agent, as the case may be, enforceable against the Rights Agent and the Warrant Agent, as the case may be, in accordance with its respective terms.

Giordano, Halleran & Ciesla

A Professional Corporation

Attorneys-At-Law

Jensyn Acquisition Corp.

February 25, 2016

In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

1.	When the Underwriting Agreement, the Rights Agreement and the Warrant Agreement have been duly authorized by all requisite action by the board of directors of the Company, executed and delivered by the respective parties thereto, and the Units, the Shares, the Rights and the Warrants have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Units and the Shares included in the Units will be duly authorized, validly issued, fully paid and non-assessable.

2.	When the Unit Option has been duly authorized by all requisite action by the board of directors of the Company and executed and delivered by the respective parties thereto, the Unit Option will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.	When the Rights Agreement and the Underwriting Agreement have been duly executed and delivered by the respective parties thereto and the Rights have been duly executed and delivered by the Company and duly countersigned by the Rights Agent in accordance with the terms of the Rights Agreement and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Rights will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	When the Rights Shares have been issued and delivered upon the occurrence of the Business Combination in accordance with the Rights and the Rights Agreement, the Rights Shares will be duly authorized, validly issued, fully paid and non-assessable.

5.	When the Warrant Agreement and the Underwriting Agreement have been duly executed and delivered by the respective parties thereto and the Warrants have been duly executed and delivered by the Company and duly countersigned by the Warrant Agent in accordance with the terms of the Warrant Agreement and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Giordano, Halleran & Ciesla

A Professional Corporation

Attorneys-At-Law

Jensyn Acquisition Corp.

February 25, 2016

6.	When the Warrant Shares have been issued and delivered by the Company against payment therefor upon exercise of the Warrants in accordance with the terms therein and the terms of the Warrant Agreement, the Warrant Shares will be validly issued, fully paid and non-assessable.

7.	When the Option Units, the Option Shares, the Option Rights and the Option Warrants have been issued and delivered in accordance with the Unit Option against payment in full of the consideration payable therefor, the Option Units and the Option Shares included in the Option Units will be duly authorized, validly issued, fully paid and non-assessable.

8.	When the Option Rights have been duly executed and delivered by the Company against payment in full of the consideration payable under the Unit Option and duly countersigned by the Rights Agent in accordance with the terms of the Rights Agreement following the execution and delivery of the Rights Agreement by the respective parties thereto, the Option Rights will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

9.	When the Option Rights Shares have been issued and delivered upon the occurrence of the Business Combination in accordance with the Option Rights and the Rights Agreement, the Option Rights Shares will be duly authorized, validly issued, fully paid and non-assessable.

10.	When the Option Warrant Shares have been issued and delivered by the Company against payment therefor upon exercise of the Option Warrants in accordance with the terms therein and the terms of the Warrant Agreement, the Option Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New Jersey, (ii) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware.

Giordano, Halleran & Ciesla

A Professional Corporation

Attorneys-At-Law

Jensyn Acquisition Corp.

February 25, 2016

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the effective date of the Registration Statement or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ GIORDANO, HALLERAN & CIESLA
A Professional Corporation